Exhibit 99.1

NATURAL HEALTH TRENDS ANNOUNCES FOURTH QUARTER REVENUE ESTIMATE

DALLAS, TX, January 15, 2013 -- Natural Health Trends Corp. (OTCQB: NHTC) today provided a preliminary outlook for its fourth quarter financial results, the period ended December 31, 2012.  The Company expects to announce final, audited results in March.

The Company estimates revenue for the quarter to be $8.2 million.  The Company also estimates that its deferred revenue, consisting of unshipped product and unamortized enrollment fees, at December 31, 2012 was roughly unchanged from September 30, 2012.  In the fourth quarter of 2011, revenue was $8.2 million, with deferred revenue of $967,000 at December 31, 2011 and $1.5 million at September 30, 2011.

For the year ended December 31, 2012, estimated revenue is $37.6 million, a 20% increase over the comparable period in the prior year.

These results are preliminary and have not been reviewed by the Company’s independent accountants.  Significant updates and revisions may be required before the release of the Company's fourth quarter results in March.  In addition, the Company's audited financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website, www.naturalhealthtrendscorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance.  Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated.  Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed on March 27, 2012, with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contact:

Natural Health Trends Corp.
investor.relations@nhtglobal.com

SOURCE:  Natural Health Trends Corp.